GlaxoSmithKline plc S-8

Exhibit 4.8

AMENDMENT NO. 2

TO THE

GSK Puerto Rico 401(K) PLAN

(As Amended and Restated Effective April 1, 2013)

Pursuant to resolutions of the Board of Directors of GlaxoSmithKline Puerto Rico Inc., adopted December ___, 2017, the GSK Puerto Rico 401(k) Plan (the “Plan”) is hereby amended as follows effective January 1, 2017, unless otherwise noted:

1.            The definition of highly compensated employee as set forth in Article II is hereby revised in its entirety to read as follows:

“‘Highly Compensated Employee’ means each Employee who:

(a)	during the Plan Year for which the determination is being made was more than a 5% owner or had more than a 5% interest in earnings or capital of the Employer, determined using the controlled group rules as defined in the PR Code Section 1010.04, the related entity rules of PR Code Section 1010.05 and the affiliated service group rules of PR Code Section 1081.01(a)(14)(B); or

(b)	received Compensation from the Employer during the preceding Plan Year in excess of the PR Code Section 1081.01(d)(3)(E)(iii)(III) limit.”

Executed this _____ day of December, 2017.

GlaxoSmithKline Puerto Rico Inc.

By:
Name:
Title: